EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 14th day of July, 1998, by and between PENN FEDERAL SAVINGS BANK, 622 Eagle Rock Avenue, West Orange, New Jersey, a federally chartered savings bank (which, together with any successor thereto which executes and delivers the assumption agreement provided for in Section 11(a) hereof or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law, is hereinafter referred to as the "Bank"), and Barbara A. Flannery (the "Employee") whose residence address is ____________________________________, New Jersey.

         WHEREAS, the Employee is currently serving as the Senior Vice President-Retail Banking of the Bank; and

         WHEREAS, the Board of Directors of the Bank recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of PennFed Financial Services, Inc. (the "Holding Company") may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the Holding Company and its stockholders; and

         WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to her assigned duties without distraction in the face of potentially disruptive circumstances

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



arising from the possibility of a change in control of the Holding Company, although no such change is now contemplated; and

         WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in
Section 4 hereof;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

         1. Employment. The Employee is employed as the Senior Vice President-Retail Banking of the Bank. As such, the Employee shall render administrative and management services as are customarily performed by persons serving in similar capacities, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Bank, provided that such duties are consistent under the Employee's position as Senior Vice President-Retail Banking. The Employee shall continue to devote her best efforts and substantially all her business time and attention to the business and affairs of the Bank and its subsidiaries and affiliated companies.

         2.       Compensation.

                  (a) Salary. The Bank agrees to pay the Employee during the term of this Agreement a salary established by the Board of Directors. The salary hereunder as of the Commencement Date (as defined in Section 4 hereof) shall be equal to the Employee's salary as in effect immediately prior to such date. The Employee's salary shall be payable not less frequently than monthly and not later than the tenth day following the expiration of the month in question. The amount of the Employee's salary shall be reviewed by

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the Board of Directors  not less often than  annually,  beginning not later than the date one year after the Commencement Date (as defined in Section 4 hereof). Any adjustments in salary or other compensation shall in no way limit or reduce any other obligation of the Bank hereunder. The Employee's salary in effect hereunder from time to time shall not thereafter be reduced.

                  (b) Discretionary Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors of the Bank to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board of Directors.

                  (c) Expenses. During the term of her employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her (in accordance with policies and procedures at least as favorable to the Employee as those presently applicable to the executive officers of the Bank) in performing services hereunder, provided that the Employee properly accounts therefor in accordance with Bank policy.

         3.       Benefits.

                  (a) Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled while employed hereunder to

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participate  in, and  receive  benefits  under,  all plans  relating to pension, thrift, profit-sharing, group life insurance, medical coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, that are maintained for the benefit of the Bank's executive employees or for its employees generally.

                  (b) Fringe Benefits. The Employee shall be eligible while employed hereunder to participate in, and receive benefits under, any other fringe benefits which are or may become applicable to the Bank's executive employees or to its employees generally.

                  (c) Plans Applicable to the Employee. The Employee shall be the beneficiary of such compensation plans and benefits as may be designed specifically for the Employee in the discretion of the Board of Directors of the Bank.

         4. Term. The term of employment under this Agreement shall be a period of three years commencing on the date hereof (the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of employment under this Agreement shall be extended for a period of one year in addition to the then-remaining term of employment under this Agreement, unless either the Bank or the Employee gives contrary written notice to the other not less than 90 days in advance of the date on which the term of employment under this Agreement would otherwise be extended.

         Notwithstanding any other statement or provision in this Agreement to the contrary, this Agreement will not be automatically extended unless, prior thereto, the Board of Directors of the Bank

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reviews  a  formal   performance   evaluation  of  the  Employee   performed  by
disinterested members of the Board of Directors of the Bank, which is reflected in the minutes of the Board of Directors, and affirmatively approves the extension. Reference herein to the term of employment under this Agreement shall refer to both such initial term and such extended terms.

         5. Vacations. The Employee shall be entitled, without loss of pay, to absent herself voluntarily from the performance of her employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

                  (a) During the term of employment under this Agreement, the Employee shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs or practices of the Bank and its affiliated companies as in effect for the Employee at any time during the six-month period immediately preceding the Commencement Date or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other executives of the Bank and its affiliated companies; and

                  (b) The timing of vacations shall be scheduled in a reasonable manner by the Employee.

         6.  Termination of Employment; Death.

                  (a) The Bank's Board of Directors may terminate the Employee's employment at any time, but any termination by the Bank's Board of Directors other than termination for cause, shall not prejudice the Employee's right to compensation or other benefits under this Agreement. If the employment of the Employee is involuntarily terminated, other than for "cause" as provided in this
Section 6(a) or by reason of death or disability as provided

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in Sections 6(c) or 7, the Bank shall pay the Employee her salary and provide to the Employee the same insurance benefits as she was receiving before the date of termination through the remaining term of this Agreement.

         The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Employee without her express written consent. In addition, a material diminution of or interference with the Employee's duties, responsibilities and benefits as Senior Vice President-Retail Banking of the Bank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. Any of the following actions shall constitute such diminution or interference unless consented to in writing by the Employee: (1) a change in the principal workplace of the Employee to a location outside of a 35 mile radius from the Bank's headquarters office as of the date hereof; (2) a material demotion of the Employee, a material reduction in the number or seniority of other Bank personnel reporting to the Employee, or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank- or Holding Company-wide reduction in staff; (3) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Employee, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Holding Company; and (4) a material

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increase in the required hours of work or the workload of the Employee.

         In case of termination of the Employee's employment for cause, the Bank shall pay the Employee her salary through the date of termination, and the Bank shall have no further obligation to the Employee under this Agreement. For purposes of this Agreement, termination for "cause" shall include termination for personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease- and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a disinterested majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee was guilty of conduct constituting "cause" as set forth above and specifying the particulars thereof in detail.

         (b) The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank. In the event of

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such voluntary  termination,  the Bank shall be obligated to continue to pay the
Employee her salary and benefits only through the date of termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

                  (c) In the event of the death of the Employee during the term of employment under this Agreement and prior to any termination hereunder, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Employee through the last day of the calendar month in which her death shall have occurred, and the term of employment under this Agreement shall end on such last day of the month.

                  (d) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. ss. 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

                  (e) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. ss. 1818(e)(4) and (g)(1), all obligations of the Bank under

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this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                  (f) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

                  (g) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) of the FDIA; or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

                  (h) In the event the Bank purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 17 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for

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all reasonable costs,  including  attorneys' fees,  incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

         7. Disability. If the Employee shall become disabled as defined in the Bank's then current disability plan or if the Employee shall be otherwise unable to serve as Senior Vice President-Retail Banking, the Employee shall be entitled to receive group and other disability income benefits of the type then provided by the Bank for other executive employees. In the event of such disability, this Agreement shall not be suspended. However, the Bank shall be obligated to pay the Employee compensation pursuant to Sections 2(a) and (b) hereof only to the extent of the difference between the Employee's salary and the disability income benefits received pursuant to this paragraph. In addition, the Bank shall have the right, upon resolution of the majority of the disinterested members of the Board of Directors, to discontinue paying cash compensation pursuant to Sections 2(a) and (b) beginning six months following a determination that Employee qualifies for the foregoing disability income benefits.

         8.       Change in Control.

                  (a) Involuntary Termination. If the Employee's employment is involuntarily terminated (other than for cause or pursuant to any of Sections 6(c) through 6(g) or Section 7 of this Agreement) in connection with or within 12 months after a change in control which occurs at any time during the term of employment under this Agreement, the Employee shall be entitled to the benefits provided below:

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                  (i) The Bank shall pay the Employee  her salary in  accordance with Section 2 for the remaining term of employment under this Agreement; plus

                  (ii) The Bank shall pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination (as hereinafter defined) of employment an amount equal to 299 percent of the Employee's "base amount" of compensation, as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code"); plus

                  (iii) The Bank shall continue to provide the Employee with health benefits in accordance with Section 6 for the remaining term of employment under this Agreement.

Notwithstanding any other provision or statement herein to the contrary, the amounts payable to the Employee pursuant to subsec tions (i), (ii) and (iii) above shall be limited, such that these amounts will not exceed three times the Employee's average annual compensation over the most recent five year period or be nondeductible by the Bank for Federal income tax purposes pursuant to Section 280G of the Code.

                  (b) Definitions. For purposes of Section 8, 9 and 11 of this Agreement, "Date of Termination" means the earlier of (i) the date upon which the Bank gives notice to the Employee of the termination of her employment with the Bank or (ii) the date upon which the Employee ceases to serve as an Employee of the Bank, and "change in control" is defined solely as any acquisition of control (other than by a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company or a subsidiary of the Holding Company), as defined in 12 C.F.R.

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



ss. 574.4, or any successor regulation, of the Bank or Holding Company which would require the filing of an application for acquisition of control or notice of change in control in a manner as set forth in 12 C.F.R. ss. 574.3, or any successor regulation.

         9. Certain Reduction of Payments by the Bank. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible (in whole or part) by the Bank for Federal income tax purposes because of
Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Bank because of
Section 280G of the Code. For purposes of this Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                  (b) All determinations required to be made under this Section 9 shall be made by the Bank's independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the "Advisory Firm"). The Advisory Firm shall

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



within ten business days of the Date of Termination, or at such earlier time as is requested by the Bank, provide to both the Bank and the Employee an opinion (and detailed supporting calculations) that the Bank has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on her federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments. Any such determination and opinion by the Advisory Firm shall be binding upon the Bank and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9, provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Bank shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9 and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Bank's receipt of the Employee's determination pursuant to the immediately preceding sentence of this Agreement or (ii) the Bank's election in lieu of such determination, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Bank and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 9.

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



                  (c) As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Bank which should not have been made ("Overpayment") or that additional Agreement Payments will not have been made by the Bank which should have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Bank together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the

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



applicable federal rate provided for in Section 7872(f)(2) of the Code.

         10. No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

         11. No Assignments. (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 8(a) hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

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



                  (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

         12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.

         13. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided. The parties hereto agree to amend this Agreement to comply with any required provisions of 12 C.F.R. ss. 563.39(b), as the same may be amended.

         14. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect,

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or be used in connection with, the interpretation of this Agreement.

         15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         16. Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of New Jersey.

         17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         18. Regulatory Compliance. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. ss. 1828(k) and any regulations promulgated thereunder. Notwithstanding anything in this Agreement to the contrary, no payments may be made pursuant to this Agreement without the prior approval of the OTS if the Bank is not in compliance with its regulatory capital requirements, or if such payment would cause the Bank to fail its regulatory capital requirements.

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



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                                      PENN FEDERAL SAVINGS BANK





                                                      By: /s/Joseph L. LaMonica
                                                          ---------------------
                                                          Joseph L. LaMonica
                                                          President and Chief
                                                          Executive Officer

                                                          EMPLOYEE





                                                          /s/Barbara A. Flannery
                                                          ----------------------
                                                          Barbara A. Flannery



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